EXHIBIT 3

                              NEW ULM TELECOM, INC.

                       RESTATED ARTICLES OF INCORPORATION


                                    Article I
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         The name of this corporation shall be NEW ULM TELECOM, INC.

                                   Article II
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         The principal place of business and registered address of this corporation is 27 North Minnesota Street, City of New Ulm, Brown County, Minnesota.

                                   Article III
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         Section 1. The total authorized shares of all classes which the
Corporation shall have authority to issue is 100,000,000, consisting of:
10,000,000 shares of preferred stock of the par value of One Dollar and Sixty-Six Cents ($1.66) per share (hereinafter the "preferred shares"); and 90,000,000 shares of common stock of the par value of One Dollar and Sixty-Six Cents ($1.66) per share (hereinafter the "common shares").

                  (a) The Board of Directors of the Corporation (hereinafter referred to as the "Board of Directors" or "Board") may, from time to time, establish by resolution, different classes or series of preferred shares and may fix the rights and preferences of said shares in any class or series. Specifically, preferred shares of the Corporation may be issued from time to time in one or more series, each of which series shall have such designation or title and such number of shares as shall be fixed by resolution of the Board of Directors prior to the issuance thereof. Each such series of preferred shares shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such series of preferred shares as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in the Board.








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                  (b) Except as provided or required by law, or as provided in the resolution or resolutions of the Board of Directors creating any series of preferred shares, the common shares shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Unless otherwise provided by resolution or resolutions of the Board of Directors, each holder of common shares shall be entitled to one vote for each share held.

                  (c) The Board of Directors shall have the authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares

         Section 2. No individual shareholder, partnership, corporation or fiduciary shall own either in their, his or her own right or jointly with another party more than (7%) of the outstanding capital stock of the corporation. This restriction as to ownership shall not apply to any stock acquired by the Company.

         Section 3. It shall require a two-thirds (2/3rds) majority vote of the outstanding capital stock of the corporation to amend Section 2 of this Article III.

         Section 4. No transfer of stock shall be permitted if the result of such sale is ownership of less than thirty (30) shares of stock by the transferee or transferor except than any stockholder presently owning less than thirty (30) shares shall be permitted to transfer the same in total. No transfer of stock shall be permitted which results in the ownership of fractional shares.

                                   Article IV
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         The government of said corporation for the management of its affairs, shall be vested in a Board of (9), who shall be stockholders. The number of directors will be reduced to eight (8) at the Annual Meeting in 2001 and reduced to seven (7) at the Annual Meeting in 2002 and shall thereafter remain at seven, unless and until this Article is amended. The directors shall be elected to office at the Annual Meeting of the Shareholders of the corporation to be held in New Ulm, Minnesota, or at such other place as designated by a Resolution of the Board of Directors during the month of May in each year.

         Each director shall be elected to office for a term of three (3) years and shall continue to serve until the director's successor has been duly elected and qualified. Any vacancy that may occur shall be filled by appointment by the Board until the next Annual Meeting at which time a director will be elected by the stockholders to fill the un-expired term.


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         Any action required or permitted to be taken at a meeting of the Board of Directors, other than an action requiring shareholder approval, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present.

                                    Article V
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         A director of the corporation shall not be personally liable to the corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director for:

         a. A breach of the director's duty of loyalty to the corporation or its stockholders;

         b. Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         c. Acts prohibited under Minnesota Statutes Section 300.60, and 300.64, subd. 1, 2 or 3;

         d. A transaction from which the director derived an improper personal benefit; or

         e. An act or omission occurring prior to the date when the provision in the certificate eliminating or limiting liability becomes effective.

                                   Article VI
                                   ----------

         The holders of shares of the Corporation shall have no pre-emptive right to purchase, subscribe or otherwise acquire any new or additional securities of the Corporation, or any options or warrants to purchase, subscribe or otherwise acquire any such new or additional securities before the Corporation may offer them to other persons.




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